Exhibit 99.1

Civitas Solutions Completes Strategic Review of At-Risk Youth Service Line; Announces

Decision to Discontinue Services to Children and Adolescents in Five States

●	Go-forward strategy centered on clinical and service excellence supported by dedicated team of child welfare experts and new technology and tools

●	Smaller geographic footprint for ARY services expected to strengthen financial performance and predictability of service line

Boston, MA, June 23, 2015 – Civitas Solutions, Inc. (NYSE: CIVI) today announced that it has completed a six-month strategic review of its service line supporting at-risk youth (ARY) that will result in the Company discontinuing ARY services in the states of Florida, Louisiana, Indiana, North Carolina and Texas. This decision will not affect other services provided by the Company in these states.

“This year marks 35 years since our organization first partnered with public agencies to support children and adolescents in community-based programming,” said Bruce Nardella, president and CEO of Civitas Solutions. “I am extremely proud of our long-term track record as a trusted provider, and am grateful for our dedicated staff, clinical professionals and foster parents who have collectively during the last three and a half decades enhanced the lives of tens of thousands of children and adolescents.”

As of March 31, 2015, Civitas was serving approximately 4,800 children and adolescents through its ARY services in the states of Florida, Louisiana, Indiana, North Carolina and Texas, including nearly 1,000 in foster care programs. Revenues derived from the provision of ARY services in these five states for the 12 months ended March 31, 2015 were approximately $52.7 million, and their collective EBITDA contribution during the same period was approximately $2.4 million. This EBITDA impact does not include potential overhead rationalization which the Company is currently considering as a result of the smaller ARY platform.

Although Civitas’ management regularly reviews its operations to ensure that all services remain a good strategic fit, financially sustainable, and capable of ensuring consistently positive outcomes for its stakeholders, in January of this year management commenced a broader strategic review of its 13-state platform of ARY services. The goals of this review were to enhance Civitas’ position as a national leader in serving youth at-risk and their families and improve the financial performance of the ARY service line.

“While our service line for youth at-risk as a whole will be smaller, we are moving forward with a strengthened resolve on behalf of our public partners and the thousands of young people we are privileged to support,” said Nardella. “We are striving for nothing less than clinical and service excellence with the goals of safety, permanency and stability for each young person. As a mission-driven organization, it is difficult for us to make any decision to discontinue services. However, I am confident that these changes will make us a better provider and a stronger company.”

To support clinical and service excellence, management plans a number of actions, including establishing a new “Center of Excellence for Children and Family Services” composed of child welfare experts. The center will be focused on enhancing training programs and clinical supports for all ARY programs and leveraging the implementation of a proprietary technological platform and the Child and Adolescent Needs and Strengths (CANS) assessment tool to support adherence to clinical models and measure outcomes.

Management has a target date of September 30, 2015 to transition each child or adolescent served in the five states into the program of another provider, but is committed to work with its public partners to ensure that each transition is completed safely and with minimal disruption. One-time cash charges as a result of these program closures, which relate principally to cash severance costs and lease terminations, are estimated to be up to $6.7 million. The actual closure costs could ultimately be less, depending on whether another provider or providers elect to purchase all or some of the programs, the new providers’ demand for Civitas staff and office space, and other factors.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 35 states.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward looking statements include statements regarding our go forward strategy for services to ARY, the implementation of a proprietary technological platform and CANS, our future financial and operating performance in light of the closure of certain ARY programs and the implementation of new technological and training programs, estimated program closure costs and the timing of the closure of such programs. These statements are not statements of historical fact. Words such as “estimates”, “expects”, “intends”, “working towards”, “could”, “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the factors described in “Risk Factors” in Civitas’s Form 10-K for the fiscal year ended September 30, 2014. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact

Civitas Solutions, Inc.

Dwight Robson, 617-790-4800 or dwight.robson@civitas-solutions.com

Chief Public Strategy and Marketing Officer

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